News Release

Investor Relations Contacts:
Sravan Emany
Senior Vice President, Strategy, Treasury & Investor Relations
(609) 936-2488
sravan.emany@integralife.com

Michael Beaulieu
Director, Investor Relations
(609) 750-2827
michael.beaulieu@integralife.com

Media Contact:
Laurene Isip
Senior Director, Global Corporate Communications
(609) 750-7984
laurene.isip@integralife.com

Integra LifeSciences Reports Third Quarter 2019 Financial Results
Reported revenues increased 3.6% to $379.1 million; organic revenues increased 4.7%
GAAP and adjusted earnings per diluted share were $(0.32) and $0.68, respectively
The Company is tightening the range for its full-year reported revenue guidance and reaffirming full-year organic revenue growth guidance
The Company is revising its full-year 2019 GAAP earnings per share guidance to a new range of $0.61 to $0.66 and reaffirming full-year adjusted EPS guidance

Plainsboro, New Jersey, October 24, 2019 - Integra LifeSciences Holdings Corporation (NASDAQ: IART), a leading global medical technology company, today reported financial results for the third quarter ending September 30, 2019.
Third Quarter 2019 Highlights

•	Reported revenues were $379.1 million, an increase of 3.6% over the third quarter of 2018, and organic revenues increased 4.7% over the prior year;

◦	Foreign currency exchange rates negatively impacted reported revenues by $2.4 million in the third quarter of 2019;

•	Adjusted EBITDA margin was 24.2%, an increase of 120 basis points over the third quarter of 2018;

•
GAAP loss per diluted share was $(0.32), compared to GAAP earnings of $0.15 in the prior year. The GAAP loss was primarily due to a $59.9 million in-process research and development charge related to the acquisition of Rebound Therapeutics Corporation ("Rebound") in the third quarter of 2019. Adjusted earnings per diluted share were $0.68, an increase of 15.3% over the third quarter of 2018;

•
The Company is tightening its full-year reported revenue guidance to a range of $1.517 billion to $1.522 billion from its prior range of $1.515 billion to $1.525 billion. The Company is reaffirming full-year organic revenue growth of approximately 5%;

•
The Company is revising its GAAP earnings per diluted share guidance for the full year 2019 to a new range of $0.61 to $0.66 from the prior range of $1.46 to $1.53, a reduction primarily related to Rebound acquisition expenses. The Company is reaffirming guidance for adjusted earnings per diluted share in the range of $2.70 to $2.75.

"We are pleased to have exceeded our third quarter revenue and earnings guidance. For the second quarter in a row, our global CSS segment delivered broad-based strength and drove the outperformance," said Peter Arduini, Integra's president and chief executive officer. "We have completed all the substantial Codman transition services activities and are reaffirming our full-year 2019 guidance for organic revenue growth and adjusted EPS."
Adjusted EBITDA for the third quarter of 2019 was $91.6 million, or 24.2% of revenue, compared to $84.3 million, or 23.0%, in the third quarter of 2018. The 120-basis point margin improvement was driven by higher revenue and improved operating leverage.
Adjusted net income for the third quarter of 2019 was $58.7 million, an increase of 16.0% from the prior year. The increase in adjusted net income is a result of higher revenues, improved operating leverage and lower interest expense. Adjusted earnings per diluted share for the third quarter of 2019 were $0.68, an increase of 15.3% over the prior year.
The Company reported a GAAP net loss of $(27.6) million, or $(0.32) per diluted share, in the third quarter of 2019, compared to GAAP net income of $13.3 million, or $0.15 per diluted share, in the third quarter of 2018, a decrease mostly attributable to expenses associated with the Rebound acquisition.
2019 Full-Year Outlook
The Company is tightening its full-year reported revenue guidance to a range of $1.517 billion to $1.522 billion from its prior range of $1.515 billion to $1.525 billion. The Company is reaffirming its full-year organic revenue growth guidance of approximately 5%.
The Company is revising its GAAP earnings per diluted share guidance for the full-year 2019 to a new range of $0.61 to $0.66 from the prior range of $1.46 to $1.53 due to higher acquisition and integration-related charges, primarily a $59.9 million in-process research and development expense related to Rebound. The Company is reaffirming guidance for adjusted earnings per diluted share in the range of $2.70 to $2.75.

In the future, the company may record, or expects to record, certain additional revenues, gains, expenses, or charges as described in the Discussion of Adjusted Financial Measures below, which will be excluded from the calculation of adjusted EBITDA, adjusted earnings per share for historical periods and in adjusted earnings per share guidance.

Conference Call and Presentation Available Online

Integra has scheduled a conference call for 8:30 AM ET today, Thursday, October 24, 2019, to discuss financial results for the third quarter and forward-looking financial guidance. The conference call will be hosted by Integra's senior management team and will be open to all listeners. Additional forward-looking information may be discussed in a question and answer session following the call.
Integra's management team will reference a presentation during the conference call. The presentation can be found on investor.integralife.com.
Access to the live call is available by dialing (800) 367-2403 and using the passcode 7136796. The call can also be accessed via a webcast link provided on investor.integralife.com. A replay of the call will be available through October 29, 2019 by dialing (888) 203-1112 and using the passcode 7136796. The webcast will also be archived on the website.

About Integra
Integra LifeSciences is a global leader in regenerative technologies, neurosurgical and extremity orthopedic solutions dedicated to limiting uncertainty for clinicians, so they can focus on providing the best patient care. Integra offers a comprehensive portfolio of high quality, leadership brands that include AmnioExcel®, Bactiseal®, Cadence®, Certas™, Codman®, CUSA®, DuraGen®, DuraSeal®, ICP Express®, Integra®, MediHoney®, MicroFrance®, PriMatrix®, Salto Talaris®, SurgiMend®, TCC-EZ®, Titan™ and VersaTru™.  For the latest news and information about Integra and its brands, please visit www.integralife.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties and reflect the Company's judgment as of the date of this release.  All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. Some of these forward-looking statements may contain words like “will,” “believe,” “may,” “could,” “would,” “might,” “possible,” “should,” “expect,” “intend,” “plan,” “anticipate,” or “continue,” the negative of these words, other terms of similar meaning or they may use future dates. Forward-looking statements contained in this news release include, but are not limited to, statements concerning future financial performance, including projections for revenues, expected revenue growth (both reported and organic), GAAP and adjusted net income, GAAP and adjusted earnings per diluted share, non-GAAP adjustments such as acquisition and integration-related charges, litigation charges, impairment charges, intangible asset amortization, structural optimization charges, EU Medical Device Regulation-related charges and income tax expense (benefit) related to non-GAAP adjustments and other items.  It is important to note that the Company’s goals and expectations are not predictions of actual performance.  Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Such risks and uncertainties include, but are not limited, to the following: the Company's ability to execute its operating plan effectively; the Company’s ability to achieve sales growth in a timely fashion and execute on its channel expansion in its Orthopedics and Tissue Technologies segment; the Company’s ability to successfully integrate the Codman Neurosurgery business and other acquired businesses, including the realignment of acquired global sales territories; the Company's ability to manufacture and ship sufficient quantities of its products to meet its customers' demands; the ability of third-party suppliers to supply us with raw materials and finished products; global macroeconomic and political conditions; the Company's ability to manage its direct sales channels effectively; the sales performance of third-party distributors on whom the Company relies to generate revenue for certain products and geographic regions; the Company's ability to maintain relationships with customers of acquired entities and businesses; physicians' willingness to adopt and third-party payors' willingness to provide or maintain reimbursement for the Company's recently launched, planned and existing products; initiatives launched by the Company's competitors; downward pricing pressures from customers; the Company's ability to secure regulatory approval for products in development; the Company's ability to remediate quality systems violations; fluctuations in hospitals' spending for capital equipment; the Company's ability to comply with and obtain approvals for products of human origin and comply with regulations regarding products containing materials derived from animal sources; difficulties in controlling expenses, including costs to procure and manufacture our products; the impact of changes in management or staff levels; the impact of goodwill and intangible asset impairment charges if future operating results of acquired businesses are significantly less than the results anticipated at the time of the acquisitions, the Company's ability to leverage its existing selling organizations and administrative infrastructure; the Company's ability to increase product sales and gross margins, and control non-product costs; the Company’s ability to achieve anticipated growth rates, margins and scale and execute its strategy generally; the amount and timing of acquisition and integration-related costs; the geographic distribution of where the Company generates its taxable income; the effect of legislation effecting healthcare reform in the United States and internationally; fluctuations in foreign currency exchange rates; the amount of our bank borrowings outstanding and other factors influencing liquidity; and the economic, competitive, governmental, technological, and other risk factors and uncertainties identified under the heading “Risk Factors” included in Item 1A of Integra's Annual Report on Form 10-K for the year ended December 31, 2018 and information contained in subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

Discussion of Adjusted Financial Measures
In addition to our GAAP results, we provide certain non-GAAP measures, including organic revenues, adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted net income, adjusted earnings per diluted share, free cash flow and adjusted free cash flow conversion. Organic revenues consist of total revenues excluding the effects of currency exchange rates, revenues from current-period acquisitions and product discontinuances. Adjusted EBITDA consists of GAAP net income excluding: (i) depreciation and amortization; (ii) other income (expense); (iii) interest income and expense; (iv) income tax expense (benefit); and (v) those operating expenses also excluded from adjusted net income. The measure of adjusted net income consists of GAAP net income, excluding: (i) structural optimization charges; (ii) acquisition and integration-related charges; (iii) litigation charges; (iv) EU Medical Device Regulation-related charges; (v) discontinued product lines charges; (vi) intangible asset amortization expense; (vii) income tax impact from adjustments; and, (viii) impairment charges. The adjusted earnings per diluted share measure is calculated by dividing adjusted net income attributable to diluted shares by diluted weighted average shares outstanding. The measure of free cash flow consists of GAAP net cash provided by operating activities less purchases of property and equipment. The adjusted free cash flow conversion measure is calculated by dividing free cash flow by adjusted net income.

Reconciliations of GAAP revenues to adjusted revenues and GAAP Adjusted Net Income to adjusted EBITDA, and adjusted net income, and GAAP earnings per diluted share to adjusted earnings per diluted share all for the quarters ended September 30, 2019 and 2018, and the free cash flow and free cash flow conversion for the quarters ended September 30, 2019 and 2018, appear in the financial tables in this release.

The Company believes that the presentation of organic revenues and the other non-GAAP measures provide important supplemental information to management and investors regarding financial and business trends relating to the Company's financial condition and results of operations. For further information regarding why Integra believes that these non-GAAP financial measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the Company's Current Report on Form 8-K regarding this earnings press release filed today with the Securities and Exchange Commission. This Current Report on Form 8-K is available on the SEC's website at www.sec.gov or on our website at www.integralife.com.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended September 30,
	2019	2018
Total revenues, net	$379,095	$365,854

Costs and expenses:
Cost of goods sold	142,636	143,245
Research and development	19,003	20,309
In-process research & development expense	59,889	—
Selling, general and administrative	173,098	173,355
Intangible asset amortization	5,056	5,268
Total costs and expenses	399,682	342,177

Operating income	(20,587)	23,677

Interest income	2,913	75
Interest expense	(13,962)	(14,478)
Other income, net	4,127	1,750
Income (loss) before taxes	(27,509)	11,024
Income tax expense (benefit)	101	(2,271)
Net (loss) income	$(27,610)	$13,295

Net (loss) income per share:
Diluted net (loss) income per share	$(0.32)	$0.15

Weighted average common shares outstanding for diluted net income per share	85,688	86,299

The following table presents revenues disaggregated by the major sources for the three months ended September 30, 2019 and 2018 (amounts in thousands):

	Three Months Ended September 30,
	2019	2018	Change
Neurosurgery	$180,103	$171,680	4.9%
Precision Tools and Instruments	72,881	67,355	8.2%
Total Codman Specialty Surgical	$252,984	$239,035	5.8%

Wound Reconstruction and Care	82,213	80,472	2.2%
Extremity Orthopedics	20,852	20,524	1.6%
Private Label	23,046	25,823	(10.8)%
Total Orthopedics and Tissue Technologies (1)	126,111	126,819	(0.6)%
Total reported revenues	$379,095	$365,854	3.6%

Impact of changes in currency exchange rates	2,360	—
Less contribution of revenues from divested products	(496)	(2,074)
Less contribution of revenues from discontinued products	(7,936)	(7,570)
Total organic revenues (2)	$373,023	$356,210	4.7%

(1) Prior period amounts were reclassified between categories within Orthopedics and Tissue Technologies segment to conform to the current period presentation.
(2) Organic revenues have been adjusted to exclude foreign currency (current period) and to account for divested and discontinued products.

Items included in GAAP net income and location where each item is recorded are as follows:
(In thousands)
Three Months Ended September 30, 2019

Item	Total Amount	COGS(a)	SG&A(b)	R&D(c)	Amort.(d)	OI&E(e)	Tax(f)
Structural optimization charges	5,353	1,055	3,794	—	—	504	—
Acquisition and integration-related charges(1)	74,531	1,804	12,838	59,889	—	—	—
Litigation charges	(2,254)	—	751	—	—	(3,005)	—
EU Medical Device Regulation charges	1,978	—	1,978	—	—	—	—
Discontinued product lines charges	3,104	3,104	—	—	—	—	—
Intangible asset amortization expense	16,584	11,528	—	—	5,056	—	—
Estimated income tax impact from above adjustments and other items	(12,939)	—	—	—	—	—	(12,939)
Total adjustments	$86,357	$17,491	$19,361	$59,889	$5,056	$(2,501)	$(12,939)

Depreciation expense	10,367	—	—	—	—	—	—

a)	COGS - Cost of goods sold

b)	SG&A - Selling, general and administrative

c)	R&D - Research & development

d)	Amort. - Intangible asset amortization

e)	OI&E - Other income & expense

f)	Tax - Income tax expense (benefit)

(1) Acquisition and integration-related charges are associated with the Codman Neurosurgery, Arkis Biosciences, and Rebound Therapeutics acquisitions and include banking, legal, consulting, systems, and other expenses. This includes a $59.9 million in-process research and development expense related to the Rebound Therapeutics acquisition.

Three Months Ended September 30, 2018
(In thousands)

Item	Total Amount	COGS (a)	SG&A (b)	Amort. (c)	Tax (d)
Structural optimization charges	3,345	974	2,371	—	—
Acquisition and integration-related charges(1)	23,515	5,458	18,057	—	—
Litigation charges	1,637	—	1,637	—	—
Intangible asset amortization expense	16,479	11,211	—	5,268	—
Impairment charges	4,941	4,941	—	—	—
Estimated income tax impact from above adjustments and other items	(12,633)	—	—	—	(12,633)
Total adjustments	$37,284	$22,584	$22,065	$5,268	$(12,633)

Depreciation expense	10,709	—	—	—	—

a)	COGS - Cost of goods sold

b)	SG&A - Selling, general and administrative

c)	Amort. - Intangible asset amortization

d)	Tax - Income tax expense (benefit)

(1) Acquisition and integration-related charges are associated with the Derma Sciences and Codman Neurosurgery acquisitions and include banking, legal, consulting, systems, and other expenses.

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP NET INCOME TO ADJUSTED EBITDA
(UNAUDITED)
(In thousands)

	Three Months Ended September 30,
	2019	2018

GAAP net (loss) income	$(27,610)	$13,295
Non-GAAP adjustments:
Depreciation and intangible asset amortization expense	26,951	27,189
Other income, net	(1,626)	(1,750)
Interest expense, net	11,049	14,403
Income tax expense (benefit)	101	(2,271)
Discontinued product lines charges	3,104	—
Structural optimization charges	5,353	3,345
Litigation Charges	(2,254)	1,637
EU Medical Device Regulation charges	1,978	—
Acquisition and integration-related charges(1)	74,531	23,515
Impairment charges	—	4,941

Total of non-GAAP adjustments	119,187	71,009
Adjusted EBITDA	$91,577	$84,304

(1) Acquisition and integration-related charges are associated with the Derma Sciences, Codman Neurosurgery, Arkis Biosciences, and Rebound Therapeutics acquisitions and include banking, legal, consulting, systems, and other expenses. The charges for the three months ended 2019 also include a $59.9 million in-process research and development expense related to the Rebound Therapeutics acquisition.

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP NET INCOME TO MEASURES OF ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended September 30,
	2019	2018

GAAP net (loss) income	$(27,610)	$13,295
Non-GAAP adjustments:
Structural optimization charges	5,353	3,345
Acquisition and integration-related charges(1)	74,531	23,515
EU Medical Device Regulation charges	1,978	—
Litigation Charges	(2,254)	1,637
Discontinued product lines charges	3,104	—
Impairment charges	—	4,941
Intangible asset amortization expense	16,584	16,479
Estimated income tax impact from adjustments and other items	(12,939)	(12,633)
Total of non-GAAP adjustments	86,357	37,284
Adjusted net income	$58,747	$50,579

Adjusted diluted net income per share	$0.68	$0.59
Weighted average common shares outstanding for diluted net income per share	86,517	86,299

(1) Acquisition and integration-related charges are associated with the Derma Sciences, Codman Neurosurgery, Arkis Biosciences, and Rebound Therapeutics acquisitions and include banking, legal, consulting, systems, and other expenses. The charges for the three months ended 2019 also include a $59.9 million in-process research and development expense related to the Rebound Therapeutics acquisition.

CONDENSED BALANCE SHEET DATA
(UNAUDITED)

(In thousands)

	September 30, 2019	December 31, 2018

Cash and cash equivalents	$207,981	$138,838
Accounts receivable, net	281,119	265,737
Inventories, net	302,622	280,347

Senior credit facility	1,319,049	1,233,013
Accounts receivable securitization	110,000	121,200

Stockholders' equity	$1,384,974	$1,375,796

CONDENSED STATEMENT OF CASH FLOWS
(UNAUDITED)

(In thousands)

	Nine Months Ended September 30,
	2019	2018

Net cash provided by operating activities	$142,249	$156,995
Net cash used in investing activities	(142,059)	(24,375)
Net cash (used in) / provided by financing activities	73,226	(96,817)
Effect of exchange rate changes on cash and cash equivalents	(4,273)	(4,747)

Net increase in cash and cash equivalents	$69,143	$31,056

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP OPERATING CASH FLOW TO
MEASURES OF FREE CASH FLOW AND FREE CASH FLOW CONVERSION
(UNAUDITED)
(In thousands)

	Three Months Ended September 30,
	2019	2018
Net cash provided by operating activities	$64,240	$79,255

Purchases of property and equipment	(13,593)	(16,669)
Free cash flow	50,647	62,586

Adjusted net income(1)	$58,747	$50,579
Adjusted free cash flow conversion	86.2%	123.7%

	Twelve Months Ended September 30,
	2019	2018
Net cash provided by operating activities	$184,939	$168,552

Purchases of property and equipment	(73,029)	(65,753)
Adjusted free cash flow	111,910	102,799

Adjusted net income(1)	$234,721	$198,271
Adjusted free cash flow conversion	47.7%	51.8%

(1) Adjusted net income for quarters ended September 30, 2018 and 2019 are reconciled above. Adjusted net income for remaining quarters in the trailing twelve months calculation have been previously reconciled and are publicly available in the Quarterly Earnings Call Presentations on our website at investor.integralife.com under Events & Presentations.

The Company calculates adjusted free cash flow conversion by dividing its free cash flow by adjusted net income. The Company believes this measure is useful in evaluating the significance of the cash special charges in its adjusted earnings measures.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP ADJUSTMENTS - GUIDANCE

	Recorded Year to Date	Projected Year Ended
(In millions, except per share amounts)	September 30, 2019	December 31, 2019
			Range
GAAP net income	$34.9	53.0		58.0
Non-GAAP adjustments:
Structural optimization charges	13.2		22.5
Litigation charges	—		—
Acquisition and integration charges(1)	106.8		118.2
Discontinued product lines charges	6.8		6.8
Intangible asset amortization expense	55.6		72.3
EU Medical Device Regulation-related charges	3.2		6.2
Estimated income tax impact from adjustments and other items(2)	(42.0)		(44.0)
Total of non-GAAP adjustments	143.6		182.0
Adjusted net income	$178.5	$235.0		$240.0

GAAP diluted net income per share	$0.40	$0.61		$0.66
Non-GAAP adjustments detailed above (per share)	$1.66		$2.09
Adjusted diluted net income per share	$2.06	$2.70		$2.75

Weighted average common shares outstanding for diluted net income per share	86.6	87.0		87.0

(1) This includes a $59.9 million in-process research and development expense related to the Rebound Therapeutics acquisition.
(2) Includes a one-time tax benefit of $10.8 million related to a federal tax holiday in Switzerland granted in March 31, 2019

GUIDANCE - SPECIAL CHARGES

Item	YTD Amount	FY Guidance	COGS	SG&A	R&D	Amort.	Interest (Inc)Exp	Tax
Structural optimization charges	13.2	22.5	7.2	14.3	0.5	—	0.5	—
Litigation charges	—	—	—	3.0	—	—	(3)	—
Acquisition-related charges (1)	106.8	118.2	8.9	47.7	61.6	—	—	—
Discontinued product lines charges	6.8	6.8	6.8	—	—	—	—	—
Intangible asset amortization expense	55.6	72.3	45.5	—	—	26.8	—	—
EU Medical Device Regulation-related charges	3.2	6.2	—	6.2	—	—	—	—
Estimated income tax impact from adjustments and other items(2)	(42.0)	(44.0)	—	—	—	—	—	(44.0)
Total	143.6	182.0	68.4	71.2	62.1	26.8	(2.5)	(44.0)

(1) This includes a $59.9 million in-process research and development expense related to the Rebound Therapeutics acquisition.

(2) Includes a one-time tax benefit of $10.8 million related to a federal tax holiday in Switzerland granted in March 31, 2019